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                                 Ropes & Gray
                            One International Place
                       Boston, Massachusetts  02110-2624
                                 (617) 951-7000
                           Telecopier (617) 951-7050


                                          August 28, 1997


PIMCO Funds: Multi-Manager Series
840 Newport Center Drive
Newport Beach, CA 92660

     Re:  Rule 24F-2 Notice for the fiscal year ended June 30, 1997
          ---------------------------------------------------------

Gentlemen:

     You have informed us that you intend to file an Annual Notice of Securities Sold on Form 24F-2 (the "Notice") with the Securities and Exchange Commission (the "Commission") pursuant to Rule 24f-2 (the "Rule") under the Investment Company Act of 1940, as amended, making definite the registration of 163,368,909 shares of beneficial interest (the "PFMMS Shares") of the PIMCO Equity Income Fund, PIMCO Value Fund, PIMCO Small Cap Value Fund, PIMCO Capital Appreciation Fund, PIMCO Mid Cap Growth Fund, PIMCO Micro Cap Growth Fund, PIMCO Small Cap Growth Fund, PIMCO Core Equity Fund, PIMCO Mid Cap Equity Fund, PIMCO Enhanced Equity Fund, PIMCO Emerging Markets Fund, PIMCO International Developed Fund, PIMCO Balanced Fund, PIMCO Renaissance Fund, PIMCO Growth Fund, PIMCO Target Fund, PIMCO Opportunity Fund, PIMCO Innovation Fund, PIMCO International Fund, PIMCO Precious Metals Fund and PIMCO Tax Exempt Fund (each a "PFMMS Fund") of PIMCO Funds: Multi-Manager Series ("PFMMS") for the fiscal year ended June 30, 1997. Included in the PFMMS Shares are shares (the "Merger Shares") of the PIMCO Value Fund (formerly, PIMCO NFJ Diversified Low P/E Fund) and the PIMCO Mid Cap Growth Fund (formerly, PIMCO Cadence Mid Cap Growth Fund) issued in connection with the acquisitions by those Funds on January 17, 1997 of substantially all of the assets and liabilities of, respectively, the Value Fund series and the Discovery Fund series of PIMCO Advisors Funds ("PAF"). The Merger Shares were registered pursuant to a Registration Statement on Form N-14 (File No. 333-12869).

     You have informed us that the Notice will also make definite the registration of 61,741,107 shares of beneficial interest (the "PAF Shares" and, together with the PFMMS Shares, the "Shares") of the Equity Income, Growth, Innovation, International, Opportunity, Precious Metals, Target and Tax Exempt series (the "PAF Funds") of PAF during the period of October 1, 1996 to January 17, 1997, on which date such series sold substantially all of their assets and liabilities (such transactions are referred to herein as the "Reorganizations") to,
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respectively, PFMMS's PIMCO Renaissance, PIMCO Growth, PIMCO Innovation, PIMCO
International, PIMCO Opportunity, PIMCO Precious Metals, PIMCO Target and PIMCO Tax Exempt Funds (the "Successor Funds"). In connection with the Reorganizations, all outstanding PAF Shares were canceled on the books of PAF. Pursuant to paragraph (b)(3)(ii) of the Rule, the PFMMS Shares do not include shares of the Successor Funds issued in connection with the Reorganizations.

     We understand that the Shares do not include shares issued pursuant to reinvestment of dividends, but that the computation of the fee payable in connection with the Notice takes into account those reinvestment shares and a deduction for shares redeemed during such period.

     With respect to the PFMMS Shares, we have examined the Second Amended and Restated Agreement and Declaration of Trust dated January 14, 1997 of PFMMS on file in the office of the Secretary of State of The Commonwealth of Massachusetts (the "PFMMS Declaration of Trust"). We are familiar with the actions taken by the PFMMS Trustees to authorize the issue and sale from time to time of shares of beneficial interest of PFMMS at not less than net asset value and not less than par value, and have assumed that the PFMMS Shares were issued and sold in accordance with such actions. We have also examined a copy of PFMMS's Bylaws and such other documents relating to PFMMS as we have deemed necessary for the purposes of this opinion.

     With respect to the PAF Shares, we have examined the Amended and Restated Agreement and Declaration of Trust dated September 11, 1990 of Thomson Fund Group on file in the office of the Secretary of State of The Commonwealth of Massachusetts (the "PAF Declaration of Trust"), and the amendment to the PAF Declaration of Trust filed on November 15, 1994 to change the name of that trust to "PIMCO Advisors Funds." We are familiar with the actions taken by the PAF Trustees to authorize the issue and sale from time to time of shares of beneficial interest of PAF at not less than net asset value and not less than par value, and have assumed that the PAF Shares were issued and sold in accordance with such actions. We have also examined a copy of PAF's Bylaws, as they were amended through September 17, 1996, and such other documents relating to PAF as we have deemed necessary for the purposes of this opinion.

     Based on the foregoing, we are of the opinion that (i) the PFMMS Shares have been duly authorized and validly issued and are fully paid and non-assessable by PFMMS and (ii) the PAF Shares were duly authorized and validly issued and were fully paid and non-assessable by PAF prior to the consummation of the Reorganizations.

     Each of PFMMS and PAF is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of PFMMS or PAF, as the case may be. However, the PFMMS Declaration of Trust and the PAF Declaration of Trust each disclaims shareholder liability for acts or obligations of the relevant trust and requires that notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by the relevant trust or its trustees. The PFMMS Declaration of Trust and the PAF Declaration of Trust each provides for indemnification out of the property of the particular

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series of shares for all loss and expense of any shareholder of that series held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of shareholder liability is limited to circumstances in which that series of shares itself would be unable to meet its obligations.

     We consent to this opinion accompanying the Notice when filed with the Commission.

                                            Very truly yours,



                                            Ropes & Gray



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